EXECUTIVE CONSULTING AGREEMENT


             THIS AGREEMENT dated as of the 1st day of December, 1996, by and between Giddings & Lewis, Inc., a Wisconsin corporation ("Company"), and Joseph R. Coppola (the "Executive").

                                   WITNESSETH:

             WHEREAS, the Executive has announced his pending retirement as Chief Executive Officer and Chairman of the Board of Directors of the Company.

             WHEREAS, the Company desires to assure itself of the availability of the Executive to consult with the Company for a reasonable period following his retirement.

             WHEREAS, because the Executive may continue to acquire intimate knowledge of the business of the Company and develop or maintain relationships with customers, suppliers, distributors, vendors and others in connection with the business of the Company during his consultancy hereunder, the Company recognizes the need to continue in force the Executive covenants currently governing the Company's employment relationship with the Executive.

             WHEREAS, the Executive is desirous of committing himself to serve the Company as a consulting employee on the terms herein provided.

             NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained and the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:

             1. Retirement Dates. The Executive shall retire as chief executive officer of the Company on March 17, 1997. He shall remain as chairman of the Board of Directors of the Company ("Board") thereafter until his retirement in 1997.

             2. Consulting Duties. The Company agrees to employ the Executive, and the Executive hereby agrees to serve the Company, as a senior consultant. The Executive shall provide such advice and counsel to the Company as is reasonably requested by its senior management or Board. The Executive is not required to maintain a residence or office in Fond du Lac, Wisconsin, while providing such consulting duties.

             3. Consulting Term. The term ("Term") of the Executive's consultancy hereunder shall commence on his retirement date as chairman of the Board, and shall continue uninterrupted thereafter for a 3-year period, except to the extent that the Term shall be earlier terminated for Cause, as defined in Section 6. The provisions of Sections 5 and 9 shall survive the expiration of the Term.

             4. Compensation. The Executive shall be entitled to the following additional compensation in connection with his service as a consultant to the Company:

                  a. The Executive shall receive annual compensation, payable in equal semi-monthly installments or as otherwise agreed by the Company and the Executive, during the 3-year Term of the consulting period, unless the Term shall have earlier terminated. The annual compensation for the initial 12-month period is $200,000; for the second 12-month period, $150,000; and for the third 12-month period, $100,000.

                  b. The Executive is granted the option, exercisable during the months of December 1996 and January and February 1997, to require the Company to purchase his home, located at 864 Country Club Lane, Fond du Lac, Wisconsin, for a gross purchase amount of $715,000. This option shall be exercised by providing written notice to the Company of the Executive's intent to exercise the option no later than the close of business on January 31, 1997.

                  c. The Executive shall be reimbursed the reasonable out-of-pocket expenses incurred by Executive in the course of providing consulting services hereunder in accordance with the established procedures for Company expense reimbursement.

             5. Executive Covenants. The Executive shall be considered an employee of the Company during the Term. The Executive's covenants concerning confidential matters, inventive ideas and patents, and competition with the Company set forth in Section 4 of the Employment Agreement made as of June 30, 1993, between the Executive and the Company are incorporated herein by this reference and continued in effect hereunder.

             6. Termination for Cause. The Company may terminate this Agreement for Cause at any time upon written notice to the Executive. For the purposes of this Agreement, the Company shall have "Cause" to terminate this Agreement in the case of theft, dishonesty, fraudulent misconduct, gross dereliction of duty or other grave misconduct on the part of the Executive which is substantially injurious to the Company. If this Agreement is terminated pursuant to this Section 6, all payments hereunder shall cease except payments through the calendar month in which such termination occurs and the Company's obligations under Section 4(b) to repurchase the Executive's home shall cease to the extent the Executive's option has not yet been exercised.

             7. Other Termination. This Agreement shall not terminate for reasons other than Cause, as defined in Section 6. If the Executive dies before the Term is completed, any remaining compensation under this Agreement shall be paid to the estate of the Executive.

             8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

             If to the Executive:

             Joseph R. Coppola
             The Brittany
             4021 Gulf Shore Blvd., Unit 2005
             Naples, FL  33940

             If to the Company:

             Giddings & Lewis, Inc.
             Attention: Robert N. Kelley, Vice President-Administration 142 Doty Street
             Fond du Lac, WI 54935

   or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

             9.   Miscellaneous.

                  a. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  b. No agreements or representations, oral or otherwise, express or implied, with respect to the Executive's consulting arrangement with the Company and Executive's option to require the Company to purchase his home have been made by either party which are not set forth expressly in this Agreement. This Agreement supplements but does not amend, modify, or replace the Employment Agreement entered into between the Executive and the Company, dated as of June 30, 1993, or the supplemental executive retirement plan between the Executive and the Company effective as of July 1, 1993.

                  c. This Agreement shall not be assigned by the Executive and may not be assigned by the Company without the written consent of the Executive, and any attempted assignment without such written consent shall be null and void and without legal effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Executive and his heirs, executors, administrators and legal representatives.

                  d. The Executive shall be liable for all taxes levied against the Executive relating to amounts paid to the Executive by the Company, and amounts paid by the Company will be net of all applicable FICA and income tax withholding, if any.

                  e. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

             10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of such together will constitute one and the same instrument.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                 EXECUTIVE


                                  /s/ Joseph R. Coppola
                                 Joseph R. Coppola



                                 GIDDINGS & LEWIS, INC.


                                 By:  Robert N. Kelley

                                 Title:  Vice President-Administration